End User License Agreement

THIS END USER LICENSE AGREEMENT (the "Agreement") dated this 9th day of July 2020, (the "Execution Date")

BETWEEN:

Pelican Delivers of 3100 Bucklin Hill Road Suite 220 Silverdale WA, 98383 (the Licensor")

OF THE FIRST PART

- AND -

The Little Cottage Caregivers (TLCC), DBA “Herbarium” & or Assignee (the Licensee")

OF THE SECOND PART

WHEREAS The Licensor owns a platform for Delivery of Cannabis products.

WHEREAS Herbarium, owns and operates a dispensary with delivery in California.

NOW THERFORE; The provisions contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The Licensor wishes to license computer software to the Licensee, and the Licensee wishes to lease the software from the Licensor. The parties agree as follows:

RECITALS

1.	Exclusivity

The Licensor grants to the licensee the sole exclusivity license (the "License") to use Pelican Delivers (the "Software"), in a twenty five (25) mile radius from Herbarium Contracted Cannabis Establishments in the city of Los Angeles in the state of California and the City of Las Vegas, in Clark County in the state of Nevada, for a period of three (3) years beginning on the signed date of this agreement. In order to keep this Exclusivity agreement enforced after six (6) months beginning on the signed date of this agreement, there must be at least four (4) new active Herbarium Contracted Cannabis Establishments signed up per year.

2.	Representation and warrants by the Licensee

2.1	The Software may be loaded onto a maximum of two computers per location.
2.2	Title, copyright, intellectual property rights and distribution rights of the Software remain exclusively with the Licensor. Intellectual property rights include the look and feel of the Software.
2.3	This Agreement constitutes a license for use only and is not in any way a transfer of ownership rights to the Software.

2.4	The Licensee may not modify the software or reverse-engineer, or de-compile it in any manner through current or future available technologies.
2.5	Failure to comply with any of the terms under the License section will be considered a material breach of this Agreement.
2.6	The Software, that is provided by the Licensor and accepted by the Licensee "as is".
2.7	Liability of the Licensor will be limited to a maximum of the original purchase price of the Software.
2.8	The Licensee accepts that software in general is prone to bugs and flaws within an acceptable level as determined in the industry.
2.9	On termination of this Agreement for any reason, the Licensee will promptly destroy the Software or return the Software to the Licensor.

3.	Representation and Warrants by Licensor

3.1	The Licensor will not be liable for any general, special, incidental or consequential damages including, but not limited to, loss of production, loss of profits, loss of revenue, loss of data, or any other business or economic disadvantage suffered by the Licensee arising out of the use or failure to use the Software.
3.2	Software will be uninterrupted or error-free.
3.3	The Licensor warrants and represents that it is the copyright holder of the Software.
3.4	The Licensor warrants and represents that granting the license to use this Software is not in violation of any other agreement, copyright and by the law of the state of California & Nevada.

4.	Assignment

This agreement can be assigned by the licensee under the same rights and obligation granted under this agreement. The assignee must be approved by the Licensor and should not be unreasonably withheld.

5.	Software

"Software" includes the executable computer programs and any related printed, electronic, and online documentation and any other files that may accompany the product.

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6.	Acceptance

All terms, conditions and obligations of this Agreement will be deemed to be accepted by the Licensee ("Acceptance") and Licensor upon execution of this Agreement.

7.	User Support

7.1	The Licensee will be entitled to two years of phone support available 9:00am to 9:00pm (7) seven days a week, at no additional cost.

7.2	The Licensee will be entitled to maintenance upgrades and bug fixes, at no additional cost, for a period of Three (3) years from the date of Acceptance.

8.	Term

The term of this Agreement will begin on Acceptance and will continue for a period of three (3) years.

9.	Renewal

At the end of the term of this Agreement the Licensee has the option to renew this agreement for a further two (2) years or destroy all copies of the Software in their possession.

10.	Termination & Breach

This Agreement will be terminated, and the License forfeited where the:

10.1	If the licensee has failed to comply with any of the terms of this Agreement or is in breach of this Agreement, the Licensor may terminate with a 90-day notice period to the Licensee.

10.2	The Licensee may terminate this agreement with a 90-day notice period

11.	Fees paid by the Licensee to the Licensor

11.1	Monthly subscription fee of $495 per location
11.2	A 15% surcharge fee on every delivery order, less the discount and before the tax is applied.

11.3	Fifty Cents ($0.50) per delivery order.

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12.	Fees paid by the Customer to the Licensor

12.1	For all orders cost of one dollar ($1.00) per mile, will be covered by the customer and added to their final order before check-out. This fee will be itemized on the final receipt.
12.2	The $5.00 driver pick-up fee for all orders, will be paid for by the customer. This fee will be itemized on the final receipt.

13.	Fees paid by customer to the Licensee

The Licensee will be entitled to a flat transaction fee of three dollars ($3.00) per order. This fee is paid for by the customer as part of their order and collected in full by the Licensee. This fee will be itemized on the final receipt. This transaction fee may be changed by Licensee with 30 days’ notice to Pelican Delivers.

14.	Fees paid by the Licensor to the Licensee

Payments to Licensee’s from Pelican Delivers are currently completed when delivery drivers pick up orders at the retail location. This is completed electronically (Via PayPal) to Licensee’s payment account or bank account. This may change to a daily or weekly payout in the future, due to payment options that are available to Pelican Delivers. An itemized payment summary will be available to the Licensee upon request.

15.	Force Majeure

In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, restrictive government or judicial orders or decrees, riots, insurrection, war, pandemic(s) or health crisis, Acts of God, inclement weather or other similar reason or a cause beyond such Party’s control, then performance of such act shall be excused for the period of such delay. Any timelines affected by such force majeure shall be extended for a period equal to that of the delay and any affected terms of this Agreement shall be adjusted to reflect cost increases resulting from force majeure, provided that, should any delay continue for more than thirty (30) calendar days, either Party/Parties may terminate this Agreement immediately upon written notice. Notice of the start and stop of any such force majeure shall be provided to the other Party or Parties in writing.

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16.	Governing Law

The Parties to this Agreement submit to the jurisdiction of the courts of the State of California for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement. This Agreement will be enforced or construed according to the laws of the State of California.

17.	Entire Agreement

This Agreement contains the entire and only agreement and understanding between the Parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. No Party shall be liable or bound to any other Party hereto in any manner by any warranties, representations, promises or conditions in connection herewith except as specifically set forth or incorporated herein. The Parties hereto further agree that no representation was made by or on behalf of others which is not contained in this Agreement and that in entering into this Agreement none relied upon any representation not herein contained.

This Agreement shall not be binding until each Party hereto has executed the same, and a fully executed copy (which may be by way of counterparts) of this Agreement has been delivered to each of the Parties hereto. This Agreement does not create or imply any relationship in agency or partnership between the Licensor and the Licensee.

18.	Signature

Signatures by facsimile and electronic mail are binding in one or more parts and all such counterparts will be treated as original by all Parties hereto.

19.	Non-Continuing Waiver

The failure of any Party at any time to require performance of any provision hereof shall in no Manner affect the right thereafter to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement in one or more instances shall not be deemed to be, or construed, as a further or continuing waiver of any such condition or breach or a waiver of any other condition or a waiver of the breach of or failure to comply with any other term, provision, covenant, representation, or warranty.

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20.	Rights of Others

Except as otherwise provided herein, nothing herein expressed or implied is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the Parties hereto and their respective successors, assigns and legal representatives, any rights or remedies under or by reason of any term, provision, condition, undertaking, warranty, representation, covenant or agreement contained in this Agreement; however, it is distinctly understood, stipulated and agreed that the provisions, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by, the successors, assigns and legal representatives of the Parties.

21.	Counterparts

For the convenience of the Parties, any number of counterparts of this Agreement may be executed by any one or more Party hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument, and to have the force and effect of an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument which shall become effective when one or more counterparts shall have been duly executed and delivered by each of the Parties hereto.

22.	Descriptive Headings

The descriptive headings of the several Articles, Sections and Paragraphs of this Agreement are inserted for convenience only and shall not control or affect, enlarge or diminish, in any way or to any extent the meaning, construction or interpretation of this Agreement or of any of the provisions hereof.

23.	Corporate Effect

The signing of this Agreement shall be effective as a final Board Resolution and all the necessary action to effectuate this Agreement shall be completed with the cooperation of all signatories.

24.	Notices

All notices to the parties under this Agreement are to be provided at the following addresses, or at such addresses as may be later provided in writing:

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Licensor: Pelican Delivers: 3100 Bucklin Hill Road, Suite 220, Silverdale WA, 98383

Licensee: Herbarium: 979 N La Brea, Los Angeles CA 90038

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their names and on behalf of their entities as of the Effective Date.

/s/ David Comeau

Licensor

Pelican Delivers

By David Comeau (Chief Executive Officer)

Date 7/10/2020

/s/ Adie Meiri

Licensee

The Little Cottage Caregivers, DBA – Herbarium

By Adie Meiri (Chief Executive Officer)

Date 7/10/2020

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